EXHIBIT 99.1

PRESS RELEASE DATED OCTOBER 23, 2024

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
THIRD QUARTER 2024 RESULTS

NOTABLE ITEMS FOR THE QUARTER INCLUDE:

•DILUTED EARNINGS PER SHARE WERE $0.16 FOR THE CURRENT QUARTER COMPARED TO $0.14 FOR THE TRAILING QUARTER, AND $0.19 FOR THE THIRD QUARTER OF 2023.
•NET INTEREST MARGIN REMAINED RELATIVELY STABLE AT 2.08% FOR THE CURRENT QUARTER AS COMPARED TO 2.09% FOR THE TRAILING QUARTER.
•AVERAGE YIELD ON INTEREST-EARNING ASSETS DECREASED ONE BASIS POINT TO 4.38%, WHILE THE AVERAGE COST OF INTEREST-BEARING LIABILITIES REMAINED STABLE AT 2.95% FOR THE CURRENT QUARTER AS COMPARED TO THE TRAILING QUARTER.
•DEPOSITS (EXCLUDING BROKERED) DECREASED MODESTLY BY $5.1 MILLION, OR LESS THAN 1% ANNUALIZED, COMPARED TO JUNE 30, 2024, AND INCREASED $15.0 MILLION, OR 0.5% ANNUALIZED, FROM DECEMBER 31, 2023. COST OF DEPOSITS AT SEPTEMBER 30, 2024 WAS 2.07% AS COMPARED TO 2.10% AT JUNE 30, 2024.
•LOAN BALANCES DECLINED BY $27.2 MILLION, OR 2.7% ANNUALIZED, FROM JUNE 30, 2024, WITH DECREASES IN COMMERCIAL, MULTIFAMILY AND RESIDENTIAL REAL ESTATE LOANS OFFSET BY INCREASES IN HOME EQUITY, CONSTRUCTION AND LAND, AND COMMERCIAL AND INDUSTRIAL LOANS.
•ASSET QUALITY REMAINS STRONG DESPITE AN INCREASE IN NON-PERFORMING LOANS IN THE CURRENT QUARTER. NON-PERFORMING LOANS TO TOTAL LOANS WAS 0.75% AT SEPTEMBER 30, 2024 AND 0.42% AT JUNE 30, 2024.
•THE COMPANY MAINTAINED STRONG LIQUIDITY WITH APPROXIMATELY $597 MILLION IN UNPLEDGED AVAILABLE-FOR-SALE SECURITIES AND LOANS READILY AVAILABLE-FOR-PLEDGE OF APPROXIMATELY $699 MILLION.
•THE COMPANY REPURCHASED 560,683 SHARES FOR A COST OF $6.3 MILLION. THERE IS NO REMAINING CAPACITY UNDER THE CURRENT REPURCHASE PROGRAM.
•CASH DIVIDEND DECLARED OF $0.13 PER SHARE OF COMMON STOCK, PAYABLE ON NOVEMBER 20, 2024, TO STOCKHOLDERS OF RECORD AS OF NOVEMBER 6, 2024.
WOODBRIDGE, N.J., OCTOBER 23, 2024 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK) (the “Company”), the holding company for Northfield Bank, reported net income of $6.5 million, or $0.16 per diluted share for the three months ended September 30, 2024, compared to $6.0 million, or $0.14 per diluted share, for the three months ended June 30, 2024, and $8.2 million, or $0.19 per diluted share, for the three months ended September 30, 2023. For the nine months ended September 30, 2024, net income totaled $18.7 million, or $0.45 per diluted share, compared to $29.4 million, or $0.67 per diluted share, for the nine months ended September 30, 2023. For the nine months ended September 30, 2024, net income reflected $795,000, or $0.02 per share, of additional tax expense related to options that expired in June 2024, and $683,000, or $0.01 per share, of severance expense related to staffing realignments. For the nine months ended September 30, 2023, net income reflected $440,000, or $0.01 per share of severance expense. The decrease in net income for the nine months ended September 30, 2024, compared to the comparable prior year period was primarily the result of a decrease in net interest income, which was negatively impacted by higher funding costs, partially offset by improved interest and non-interest income.

Commenting on the quarter, Steven M. Klein, the Company’s Chairman, President and Chief Executive Officer stated, “In the third quarter, the Northfield team continued to focus on financial performance, serving the businesses and consumers in our marketplace, and improving upon our operating efficiencies.” Mr. Klein continued, “We delivered solid financial performance for the quarter, increasing our net income, and earnings per share, as we manage our strong capital levels, core deposit and loan relationships, asset quality, and operating expenses. While significant risks remain, the decrease in short-term market interest rates late in the third quarter should provide increased economic activity in our marketplace and opportunities for our Company.”

Mr. Klein further noted, “I am pleased to announce that the Board of Directors has declared a cash dividend of $0.13 per common share, payable on November 20, 2024 to stockholders of record on November 6, 2024.”
Results of Operations
Comparison of Operating Results for the Nine Months Ended September 30, 2024 and 2023

Net income was $18.7 million and $29.4 million for the nine months ended September 30, 2024 and September 30, 2023, respectively. Significant variances from the comparable prior year period are as follows: a $10.9 million decrease in net interest income, a $1.3 million increase in the provision for credit losses on loans, a $1.5 million increase in non-interest income, a $3.2 million increase in non-interest expense, and a $3.1 million decrease in income tax expense.

Net interest income for the nine months ended September 30, 2024, decreased $10.9 million, or 11.4%, to $84.8 million, from $95.7 million for the nine months ended September 30, 2023 due to a $34.8 million increase in interest expense, which was partially offset by a $23.9 million increase in interest income. The increase in interest expense was largely driven by the cost of interest-bearing liabilities, which increased by 96 basis points to 2.93% for the nine months ended September 30, 2024, from 1.97% for the nine months ended September 30, 2023, driven primarily by a 114 basis point increase in the cost of interest-bearing deposits from 1.42% to 2.56% for the nine months ended September 30, 2024, and a 31 basis point increase in the cost of borrowings from 3.58% to 3.89% due to rising market interest rates and a shift in the composition of the deposit portfolio towards higher-costing certificates of deposit and a greater reliance on borrowings. The increase in interest expense was also due to a $277.1 million, or 7.0%, increase in the average balance of interest-bearing liabilities, including an increase of $149.8 million in the average balance of borrowed funds and a $127.1 million increase in average interest-bearing deposits. The increase in interest income was primarily due to a $156.1 million, or 2.9%, increase in the average balance of interest-earning assets coupled with a 47 basis point increase in the yield on interest-earning assets, which increased to 4.35% for the nine months ended September 30, 2024, from 3.88% for the nine months ended September 30, 2023, due to the rising rate environment. The increase in the average balance of interest-earning assets was primarily due to increases in the average balance of interest-earning deposits in financial institutions of $111.7 million, the average balance of other securities of $91.6 million, and the average balance of mortgage-backed securities of $88.5 million, partially offset by a decrease in the average balance of loans of $133.4 million.

Net interest margin decreased by 34 basis points to 2.07% for the nine months ended September 30, 2024, from 2.41% for the nine months ended September 30, 2023. The decrease in net interest margin was primarily due to interest-bearing liabilities repricing at a faster rate than interest-earning assets. The net interest margin was negatively affected by approximately 12 basis points due to a $300 million low risk leverage strategy implemented in the first quarter of 2024. In January 2024, the Company borrowed $300.0 million from the Federal Reserve Bank through the Bank Term Funding Program at favorable terms and conditions and invested the proceeds in interest-bearing deposits in other financial institutions and investment securities. The Company accreted interest income related to purchased credit-deteriorated (“PCD”) loans of $1.1 million for the nine months ended September 30, 2024, as compared to $1.0 million for the nine months ended September 30, 2023. Net interest income for the nine months ended September 30, 2024, included loan prepayment income of $648,000 as compared to $1.3 million for the nine months ended September 30, 2023.

The provision for credit losses on loans increased by $1.3 million to $2.3 million for the nine months ended September 30, 2024, compared to $1.1 million for the nine months ended September 30, 2023, primarily due to an increase in the specific reserve component of the allowance for credit losses, which was partially offset by a decrease in the general reserve component of the allowance for credit losses. The increase in the specific reserve was related to a single commercial and industrial relationship totaling $12.5 million that experienced credit deterioration and was placed on non-accrual during the current quarter, which has a specific reserve of $1.3 million and incurred a charge-off of $878,000. The decline in the general reserve component of the allowance for credit losses resulted from a decline in loan balances and an improvement in the macroeconomic forecast for the current period within our Current Expected Credit Loss (“CECL”) model, partially offset by an increase in reserves related to changes in model assumptions, including the slowing of prepayment speeds, and an increase in reserves in the commercial and industrial and home equity and lines of credit portfolios related to an increase in non-performing loans in these portfolios and higher loan balances. Net charge-offs were $4.7 million for the nine months ended September 30, 2024, primarily due to $3.9 million in net charge-offs on small business unsecured commercial and industrial loans, as compared to net charge-offs of $5.2 million for the nine months ended September 30, 2023. Management continues to closely monitor the small business unsecured commercial and industrial loan portfolio, which totaled $31.0 million at September 30, 2024.

Non-interest income increased by $1.5 million, or 18.7%, to $9.8 million for the nine months ended September 30, 2024, compared to $8.3 million for the nine months ended September 30, 2023. The increase was primarily due to increases of $790,000 in fees and service charges for customer services, related to an increase in overdraft fees and service charges on deposit accounts, $260,000 in income on bank owned life insurance, and $874,000 in gains on trading securities, net. Partially offsetting the increases was a $303,000 decrease in other income, primarily due to lower swap fee income. Gains on trading securities in the nine months ended September 30, 2024, were $1.6 million, as compared to $723,000 in the nine months ended September 30, 2023. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the plan. The participants of this plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the plan.

Non-interest expense increased $3.2 million, or 5.2%, to $65.7 million for the nine months ended September 30, 2024, compared to $62.5 million for the nine months ended September 30, 2023. The increase was primarily due to a $3.3 million increase in employee compensation and benefits, primarily attributable to higher salary expense, related to annual merit increases and higher medical expense, and an increase of $874,000 in deferred compensation expense, which is described above, and had no effect on net income. Employee compensation and benefits expense also includes severance expense of $683,000 for the nine months ended September 30, 2024, as compared to $440,000 for the nine months ended September 30, 2023. During the second quarter of 2024, due to current economic conditions, the Company implemented a workforce reduction plan which included modest layoffs and staffing realignments. The annual estimated cost savings of this plan is $2.0 million, pre-tax. Partially offsetting the increase was a $461,000 decrease in stock compensation expense related to performance stock awards not expected to vest. Additionally, non-interest expense included a $727,000 increase in credit loss expense/(benefit) for off-balance sheet exposure due to a provision of $337,000 recorded during the nine months ended September 30, 2024, as compared to a benefit of $390,000 for the comparative prior year period. The benefit in the prior year period was attributable to a decrease in the pipeline of loans committed and awaiting closing. Partially offsetting the increases was a $552,000 decrease in advertising expense due to a change in marketing strategy and the timing of specific deposit and lending campaigns.

The Company recorded income tax expense of $7.9 million for the nine months ended September 30, 2024, compared to $11.0 million for the nine months ended September 30, 2023, with the decrease due to lower taxable income partially offset by a higher effective tax rate. The effective tax rate for the nine months ended September 30, 2024, was 29.7% compared to 27.2% for the nine months ended September 30, 2023. In June 2024, options granted in 2014 expired and resulted in additional tax expense of $795,000, contributing to the higher effective tax rate for the nine months ended September 30, 2024.

Comparison of Operating Results for the Three Months Ended September 30, 2024 and 2023

Net income was $6.5 million and $8.2 million for the quarters ended September 30, 2024 and September 30, 2023, respectively. Significant variances from the comparable prior year quarter are as follows: a $1.5 million decrease in net interest income, a $2.4 increase in the provision for credit losses on loans, a $1.5 million increase in non-interest income, a $189,000 decrease in non-interest expense, and a $513,000 decrease in income tax expense.

Net interest income for the quarter ended September 30, 2024, decreased $1.5 million, or 4.9%, to $28.2 million, from $29.7 million for the quarter ended September 30, 2023, due to an $8.0 million increase in interest expense, partially offset by an $6.6 million increase in interest income. The increase in interest expense was largely driven by the impact of rising market interest rates and a $227.0 million, or 5.7%, increase in the average balance of interest-bearing liabilities, including increases of $158.4 million and $68.4 million in the average balance of interest-bearing deposits and borrowed funds, respectively. The increase in interest income was primarily due to a $155.1 million, or 3.0%, increase in the average balance of interest-earning assets coupled with a 38 basis point increase in yields on interest-earning assets due to the rising rate environment. The increase in the average balance of interest-earning assets was due to increases in the average balance of mortgage-backed securities of $240.3 million, the average balance of other securities of $64.0 million, and the average balance of interest-earning deposits in financial institutions of $26.8 million, partially offset by decreases in the average balance of loans outstanding of $172.8 million and the average balance of Federal Home Loan Bank of New York stock of $3.2 million.

Net interest margin decreased by 17 basis points to 2.08% for the quarter ended September 30, 2024, from 2.25% for the quarter ended September 30, 2023, primarily due to the cost of interest-bearing liabilities increasing faster than the repricing of interest-earning assets. The cost of interest-bearing liabilities increased by 64 basis points to 2.95% for the quarter ended September 30, 2024, from 2.31% for the quarter ended September 30, 2023, driven primarily by a 77 basis point increase in the cost of interest-bearing deposits from 1.82% to 2.59%, and a 30 basis point increase in the cost of borrowings from 3.63% to 3.93%. The increase in the cost of interest-bearing liabilities was partially offset by an increase in the yield on interest-earning assets, which increased by 38 basis points to 4.38% for the quarter ended September 30, 2024, from 4.00% for the quarter ended September 30, 2023. Net interest income for the quarter ended September 30, 2024, included loan prepayment income of $87,000, as compared to $183,000 for the quarter ended September 30, 2023. The Company accreted interest income related to PCD loans of $327,000 for the quarter ended September 30, 2024, as compared to $325,000 for the quarter ended September 30, 2023.

The provision for credit losses on loans increased by $2.4 million to $2.5 million for the quarter ended September 30, 2024, from a provision of $188,000 for the quarter ended September 30, 2023, primarily due to an increase in the specific reserve component of the allowance for credit losses, which was partially offset by a decrease in the general reserve component of the allowance for credit losses. The increase in the specific reserve was related to a single commercial and industrial relationship that experienced credit deterioration and was placed on non-accrual during the current quarter, which has a specific reserve of $1.3 million and incurred a charge-off of $878,000. The decline in the general reserve component of the allowance for credit losses resulted from a decline in loan balances and an improvement in the macroeconomic forecast for the current period within our CECL model, partially offset by an increase in reserves related to changes in model assumptions, including the slowing of prepayment speeds, and an increase in reserves in the commercial and industrial portfolio related to an increase in non-performing loans and higher loan balances. Net charge-offs were $2.1 million for the quarter ended September 30, 2024, and included $1.4 million in net charge-offs on small business unsecured loans, as compared to net charge-offs of $2.9 million for the quarter ended September 30, 2023.

Non-interest income increased by $1.5 million, or 68.7%, to $3.6 million for the quarter ended September 30, 2024, from $2.1 million for the quarter ended September 30, 2023, primarily due to a $294,000 increase in fees and service charges, primarily related to higher overdraft fees, a $1.0 million increase in gains on trading securities, net, and a $185,000 increase in other income, primarily due to higher swap fee income. For the quarter ended September 30, 2024, gains on trading securities, net, were $710,000, compared to losses of $295,000 in the quarter ended September 30, 2023. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

Non-interest expense decreased by $189,000, or 0.9%, to $20.4 million for the quarter ended September 30, 2024, from $20.6 million for the quarter ended September 30, 2023. The decrease was primarily due to decreases of $386,000 in occupancy expense, attributable to lower real estate taxes, common area maintenance and electricity costs, $214,000 in data processing costs, attributable to a decrease in ongoing core processing costs related to a prior technology-related contract renewed at favorable terms, and $132,000 in advertising expense. Partially offsetting the decreases was a $504,000 increase in compensation and employee benefits, which included a $1.0 million increase in expense related to the Company's deferred compensation plan which is described above, and had no effect on net income, that was offset by lower medical expense.

The Company recorded income tax expense of $2.4 million for the quarter ended September 30, 2024, compared to $2.9 million for the quarter ended September 30, 2023, with the decrease due to lower taxable income. The effective tax rate for the quarter ended September 30, 2024 was 26.6%, compared to 26.0% for the quarter ended September 30, 2023.

Comparison of Operating Results for the Three Months Ended September 30, 2024 and June 30, 2024

Net income was $6.5 million and $6.0 million for the quarters ended September 30, 2024, and June 30, 2024, respectively. Significant variances from the prior quarter are as follows: an $458,000 decrease in net interest income, a $3.2 million increase in the provision for credit losses on loans, a $719,000 increase in non-interest income, a $2.6 million decrease in non-interest expense, and an $850,000 decrease in income tax expense.

Net interest income for the quarter ended September 30, 2024, decreased by $458,000, or 1.6%, primarily due to a $902,000 decrease in interest income, partially offset by a $444,000 decrease in interest expense on deposits and borrowings. The decrease in interest income was primarily due to a $124.4 million decrease in the average balance of interest-earning assets. The decrease in the average balance of interest-earning assets was primarily due to decreases in the average balance of interest-earning deposits in financial institutions of $91.6 million, the average balance of other securities of $60.5 million, and the average balance of loans outstanding of $48.1 million, partially offset by an increase in the average balance of mortgage-backed securities of $76.5 million. The decrease in interest expense on deposits and borrowings was primarily due to a $105.8 million, or 2.5%, decrease in the average balance of interest-bearing liabilities attributable to a $73.2 million decrease in the average balance of interest-bearing deposits and a $32.7 million decrease in the average balance of borrowed funds.

Net interest margin decreased by one basis point to 2.08% from 2.09% for the quarter ended June 30, 2024, primarily due to a one basis point decrease in yields on interest-earning assets whereas the cost of interest-bearing liabilities remained level. Net interest income for the quarter ended September 30, 2024, included loan prepayment income of $87,000 as compared to $210,000 for the quarter ended June 30, 2024. The Company accreted interest income related to PCD loans of $327,000 for the quarter ended September 30, 2024, as compared to $321,000 for the quarter ended June 30, 2024.

The provision for credit losses on loans increased by $3.2 million to $2.5 million for the quarter ended September 30, 2024, from a benefit of $618,000 for the quarter ended June 30, 2024. The increase in the provision for the current quarter was primarily due to an increase in the specific reserve component of the allowance for credit losses, attributable to a single commercial and industrial relationship that experienced credit deterioration and was placed on non-accrual during the current quarter, higher reserves related to changes in model assumptions during the current quarter, including the slowing of prepayment speeds and higher net-charge-offs. Net charge-offs were $2.1 million for the quarter ended September 30, 2024, as compared to net charge-offs of $1.6 million for the quarter ended June 30, 2024.

Non-interest income increased by $719,000, or 25.1%, to $3.6 million for the quarter ended September 30, 2024, from $2.9 million for the quarter ended June 30, 2024. The increase was primarily due to a $522,000 increase in gains on sales of trading securities, net, and a $192,000 increase in other income, primarily due to higher swap fee income. For the quarter ended September 30, 2024, gains on trading securities, net, were $710,000, compared to gains of $188,000 for the quarter ended June 30, 2024.

Non-interest expense decreased by $2.6 million, or 11.4%, to $20.4 million for the quarter ended September 30, 2024, from $23.0 million for the quarter ended June 30, 2024. The decrease was primarily due to a $2.0 million decrease in compensation and employee benefits, primarily attributable to a decrease in salaries and medical expense due to lower employee headcount, partially offset by a $522,000 increase in expense related to the Company's deferred compensation plan which had no effect on net income. Also contributing to the decrease were decreases of $192,000 in occupancy expense, $397,000 in data processing costs, attributable to a decrease in ongoing core processing costs resulting from a prior technology-related contract renewed at favorable terms, $200,000 in advertising expense, and $122,000 in other non-interest expense. Partially offsetting the decreases was a $262,000 increase in professional fees, primarily due to an increase in outsourced audit services.

The Company recorded income tax expense of $2.4 million for the quarter ended September 30, 2024, compared to $3.2 million for the quarter ended June 30, 2024. The effective tax rate for the quarter ended September 30, 2024 was 26.6%, compared to 35.0% for the quarter ended June 30, 2024. During the quarter ended June 30, 2024, options granted in 2014 expired and resulted in additional tax expense of $795,000, contributing to the higher effective tax rate for the quarter ended June 30, 2024.

Financial Condition

Total assets increased by $132.5 million, or 2.4%, to $5.73 billion at September 30, 2024, from $5.60 billion at December 31, 2023. The increase was primarily due to increases in available-for-sale debt securities of $268.0 million, or 33.7%, and cash and cash equivalents of $3.4 million, or 1.5%, partially offset by a decrease in loans receivable of $139.7 million, or 3.3%.

Cash and cash equivalents increased by $3.4 million, or 1.5%, to $232.9 million at September 30, 2024, from $229.5 million at December 31, 2023. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities.

Loans held-for-investment, net, decreased by $139.7 million, or 3.3%, to $4.06 billion at September 30, 2024 from $4.20 billion at December 31, 2023, primarily due to decreases in multifamily, commercial and one-to-four family residential real estate loans, partially offset by increases in home equity and lines of credit, construction and land, and commercial and industrial loans. The decrease in loan balances reflects the Company remaining strategically focused on both managing the concentration of its commercial and multifamily real estate loan portfolios and disciplined loan pricing, as well as lower customer demand in the recent elevated interest rate environment. Multifamily loans decreased $110.1 million, or 4.0%, to $2.64 billion at September 30, 2024 from $2.75 billion at December 31, 2023, commercial real estate loans decreased $51.4 million, or 5.5%, to $878.2 million at September 30, 2024 from $929.6 million at December 31, 2023, one-to-four family residential loans decreased $11.1 million, or 6.9%, to $149.7 million at September 30, 2024 from $160.8 million at December 31, 2023, and other loans decreased $925,000, or 35.8%, to $1.7 million at September 30, 2024 from $2.6 million at December 31, 2023. Partially offsetting these decreases were increases in commercial and industrial loans of $19.1 million, or 12.3%, to $174.4 million at September 30, 2024 from $155.3 million at December 31, 2023, home equity and lines of credit of $8.4 million, or 5.2%, to $171.9 million at September 30, 2024 from $163.5 million at December 31, 2023, and construction and land loans of $2.1 million, or 6.6%, to $33.0 million at September 30, 2024 from $31.0 million at December 31, 2023.

As of September 30, 2024, non-owner occupied commercial real estate loans (as defined by regulatory guidance) to total risk-based capital was estimated at approximately 447%. Management believes that Northfield Bank (the “Bank”) maintains appropriate risk management practices including risk assessments, board-approved underwriting policies and related procedures, which include monitoring Bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe, adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage its commercial real estate concentration risk, the Bank’s regulators could require it to implement additional policies and procedures or could require it to maintain higher levels of regulatory capital, which might adversely affect its loan originations, the Company's ability to pay dividends, and overall profitability.

Our real estate portfolio includes credit risk exposure to loans collateralized by office buildings and multifamily properties in New York State subject to some form of rent regulation limiting rent increases for rent stabilized multifamily properties. At September 30, 2024, office-related loans represented $183.6 million, or 4.5% of our total loan portfolio, with an average balance of $1.7 million (although we have originated these type of loans in amounts substantially greater than this average) and a weighted average loan-to-value ratio of 59%. Approximately 41% were owner-occupied. The geographic locations of the properties collateralizing our office-related loans are: 50.7% in New York, 47.8% in New Jersey and 1.5% in Pennsylvania. At September 30, 2024, our largest office-related loan had a principal balance of $90.0 million (with a net active principal balance for the Bank of $29.9 million as we have a 33.3% participation interest), was secured by an office facility located in Staten Island, New York, and was performing in accordance with its original contractual terms. At September 30, 2024, multifamily loans that have some form of rent stabilization or rent control totaled approximately $447.5 million, or approximately 11% of our total loan portfolio, with an average balance of $1.7 million (although we have originated these type of loans in amounts substantially greater than this average) and a weighted average loan-to-value ratio of 51%. At September 30, 2024, our largest rent-regulated loan had a principal balance of $16.9 million, was secured by an apartment building located in Staten Island, New York, and was performing in accordance with its original contractual terms. Management continues to closely monitor its office and rent-regulated portfolios. For further details on our rent-regulated multifamily portfolio see “Asset Quality”.

PCD loans totaled $9.3 million and $9.9 million at September 30, 2024 and December 31, 2023, respectively. The majority of the remaining PCD loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $327,000 and $1.1 million attributable to PCD loans for the three and nine months ended September 30, 2024, respectively, as compared to $325,000 and $1.0 million for the three and nine months ended September 30, 2023, respectively. PCD loans had an allowance for credit losses of approximately $2.9 million at September 30, 2024.

Loan balances are summarized as follows (dollars in thousands):

	September 30, 2024	June 30, 2024	December 31, 2023
Real estate loans:
Multifamily	$2,640,944	$2,665,202	$2,750,996
Commercial mortgage	878,173	896,157	929,595
One-to-four family residential mortgage	149,682	151,948	160,824
Home equity and lines of credit	171,946	167,852	163,520
Construction and land	33,024	32,607	30,967
Total real estate loans	3,873,769	3,913,766	4,035,902
Commercial and industrial loans	174,253	165,586	154,984
PPP loans	160	202	284
Other loans	1,660	2,322	2,585
Total commercial and industrial, PPP, and other loans	176,073	168,110	157,853
Loans held-for-investment, net (excluding PCD)	4,049,842	4,081,876	4,193,755
PCD loans	9,264	9,344	9,899
Total loans held-for-investment, net	$4,059,106	$4,091,220	$4,203,654

The Company’s available-for-sale debt securities portfolio increased by $268.0 million, or 33.7%, to $1.06 billion at September 30, 2024, from $795.5 million at December 31, 2023. The increase was primarily attributable to purchases of securities, partially offset by paydowns, maturities and calls. At September 30, 2024, $869.4 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $74.9 million in U.S. Government agency securities, $118.5 million in corporate bonds, substantially all of which were investment grade, and $684,000 in municipal bonds at September 30, 2024. Unrealized losses, net of tax, on available-for-sale debt securities and held-to-maturity securities approximated $19.6 million and $219,000, respectively, at September 30, 2024, and $32.5 million and $279,000, respectively, at December 31, 2023.

Equity securities were $10.7 million at September 30, 2024 and $10.6 million at December 31, 2023. Equity securities are primarily comprised of an investment in a Small Business Administration Loan Fund. This investment is utilized by the Bank as part of its Community Reinvestment Act program.

Total liabilities increased $132.3 million, or 2.7%, to $5.03 billion at September 30, 2024, from $4.90 billion at December 31, 2023. The increase was primarily attributable to an increase in borrowings of $131.6 million, partially offset by a decrease in total deposits of $2.9 million. The Company routinely utilizes brokered deposits and borrowed funds to manage interest rate risk, the cost of interest-bearing liabilities, and funding needs related to loan originations and deposit activity.

Deposits decreased $2.9 million, or 0.1%, to $3.88 billion at September 30, 2024 as compared to December 31, 2023. Brokered deposits decreased by $17.9 million, or 17.9%, due to maturities that were replaced by borrowings. Deposits, excluding brokered deposits, increased $15.0 million, or 0.4%. The increase in deposits, excluding brokered deposits, was primarily attributable to increases of $80.9 million in time deposits, partially offset by decreases of $14.9 million in transaction accounts, $14.7 million in savings accounts, and $36.3 million in money market accounts. Growth in time deposits was attributable to the current interest rate environment and offering competitive interest rates to attract deposits. Estimated gross uninsured deposits at September 30, 2024 were $1.71 billion. This total includes fully collateralized uninsured governmental deposits and intercompany deposits of $859.3 million, leaving estimated uninsured deposits of approximately $852.2 million, or 22.0%, of total deposits. At December 31, 2023, estimated uninsured deposits totaled $869.9 million, or 22.4% of total deposits.

Deposit account balances are summarized as follows (dollars in thousands):

	September 30, 2024	June 30, 2024	December 31, 2023
Transaction:
Non-interest bearing checking	$681,741	$685,574	$694,903
Negotiable orders of withdrawal and interest-bearing checking	1,230,176	1,251,342	1,231,943
Total transaction	1,911,917	1,936,916	1,926,846
Savings and money market:
Savings	911,067	916,598	925,744
Money market	265,800	255,550	302,122
Brokered money market	—	—	50,000
Total savings	1,176,867	1,172,148	1,277,866
Certificates of deposit:
$250,000 and under	585,606	568,809	525,454
Over $250,000	119,033	120,601	98,269
Brokered	82,146	—	50,000
Total certificates of deposit	786,785	689,410	673,723
Total deposits	$3,875,569	$3,798,474	$3,878,435

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	September 30, 2024	June 30, 2024	December 31, 2023

Business customers	$869,990	$866,403	$893,296
Municipal (governmental) customers	$799,249	$815,086	$768,556
Borrowed funds increased to $1.05 billion at September 30, 2024, from $920.5 million at December 31, 2023. The increase in borrowings for the period was primarily due to a $205.5 million increase in borrowings under the Federal Reserve Bank Term Funding Program, which included favorable terms and conditions as compared to FHLB advances. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent from time to time, as part of leverage strategies.

The following table sets forth borrowing maturities (excluding overnight borrowings and subordinated debt) and the weighted average rate by year at September 30, 2024 (dollars in thousands):

Year	Amount (1)	Weighted Average Rate
2024	$25,000	4.71%
2025	483,184	4.00%
2026	148,000	4.36%
2027	173,000	3.19%
2028	154,288	3.96%
	$983,472	3.92%

(1) Borrowings maturing in 2025 include $300.0 million of FRB borrowings that can be repaid without any penalty.

Total stockholders’ equity increased by $119,000 to $699.6 million at September 30, 2024, from $699.4 million at December 31, 2023. The increase was attributable to net income of $18.7 million for the nine months ended September 30, 2024, a $14.1 million increase in accumulated other comprehensive income, associated with an increase in the estimated fair value of our debt securities available-for-sale portfolio due to the increase in market interest rates, and a $1.9 million increase in equity award activity, partially offset by $18.1 million in stock repurchases and $16.5 million in dividend payments. On April 24, 2024, the Board of Directors of the Company approved a $5.0 million stock repurchase program, which was completed in May 2024, and on June 14, 2024, the Board of Directors of the Company approved a $10.0 million stock repurchase program. During the nine months ended September 30, 2024, the Company repurchased 1.8 million of its common stock outstanding at an average price of $10.03 for a total of $18.1 million pursuant to the approved stock repurchase programs. As of September 30, 2024, the Company had no remaining capacity under its current repurchase program.

The Company's most liquid assets are cash and cash equivalents, corporate bonds, and unpledged mortgage-related securities issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac, that we can either borrow against or sell. We also have the ability to surrender bank-owned life insurance contracts. The surrender of these contracts would subject the Company to income taxes and penalties for increases in the cash surrender values over the original premium payments. We also have the ability to obtain additional funding from the FHLB and Federal Reserve Bank of New York utilizing unencumbered and unpledged securities and multifamily loans. The Company expects to have sufficient funds available to meet current commitments in the normal course of business. The Company's on-hand liquidity ratio as of September 30, 2024 was 16.4%.

The Company had the following primary sources of liquidity at September 30, 2024 (dollars in thousands):

Cash and cash equivalents(1)	$218,733
Corporate bonds(2)	$104,633
Multifamily loans(2)	$699,343
Mortgage-backed securities (issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac)(2)	$491,985

(1) Excludes $14.2 million of cash at Northfield Bank.
(2) Represents estimated remaining borrowing potential.

The Company and the Bank utilize the Community Bank Leverage Ratio (“CBLR”) framework. The CBLR replaces the risk-based and leverage capital requirements in the generally applicable capital rules. At September 30, 2024, the Company and the Bank's estimated CBLR ratios were 12.03% and 12.26%, respectively, which exceeded the minimum requirement to be considered well-capitalized of 9%.

Asset Quality

The following table details total non-accrual loans (excluding PCD), non-performing assets, loans over 90 days delinquent on which interest is accruing, and accruing loans 30 to 89 days delinquent at September 30, 2024, June 30, 2024, and December 31, 2023 (dollars in thousands):

	September 30, 2024	June 30, 2024	December 31, 2023
Non-accrual loans:
Held-for-investment
Real estate loans:
Multifamily	$2,651	$2,691	$2,709
Commercial	8,823	10,244	6,491
One-to-four family residential	66	69	104
Home equity and lines of credit	1,123	1,124	499
Commercial and industrial	15,117	2,570	305
Other	6	6	7
Total non-accrual loans	27,786	16,704	10,115
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Multifamily	—	—	201
Commercial	1,161	—	—
One-to-four family residential	304	136	406
Home equity and lines of credit	343	467	711
Commercial and industrial	835	—	—
Total loans held-for-investment delinquent 90 days or more and still accruing	2,643	603	1,318
Total non-performing loans/assets	$30,429	$17,307	$11,433
Non-performing loans to total loans	0.75%	0.42%	0.27%
Non-performing assets to total assets	0.53%	0.30%	0.20%
Accruing loans 30 to 89 days delinquent	$16,057	$6,265	$8,683

The Company's non-performing loans at September 30, 2024 totaled $30.4 million, or 0.75%, of total loans as compared to $11.4 million, or 0.27%, at December 31, 2023. The $19.0 million increase in non-performing loans was primarily attributable to an increase in non-performing commercial and industrial loans of $15.6 million and an increase of $3.5 million in non-performing commercial real estate loans. One commercial and industrial relationship with an outstanding balance of $12.5 million at September 30, 2024, experienced credit deterioration and was placed on non-accrual status during the third quarter of 2024. The loan is currently in the process of being restructured and we expect to receive a partial payment of $10.0 million on or before October 31, 2024, with the remaining $2.5 million to be repaid over three years. The loan was individually evaluated for impairment, we charged off $878,000 and provided a specific reserve of $1.3 million. Additionally, management evaluated the collateral from the Company and assets subject to personal guarantees and, based on current estimates, believes there is adequate collateral and assets to support the current value of the loan absent the expected repayment of $10.0 million. Another commercial and industrial relationship with an outstanding balance of $750,000 is in the process of maturity extension. Additionally, there was an increase in non-performing unsecured small business loans. Unsecured small business loans totaled $31.0 million and $37.4 million at September 30, 2024 and December 31, 2023, respectively. Management continues to closely monitor the small business unsecured commercial and industrial loan portfolio.

The increase in non-performing commercial real estate loans was primarily attributable to one loan with a balance of $4.4 million, which was put on non-accrual status during the first quarter of 2024. Based on the results of the impairment analysis for this loan, no impairment reserve was necessary as the loan is adequately covered by collateral (a private residence and retail property, both located in New Jersey), with aggregate appraised values totaling $8.7 million.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $16.1 million, $6.3 million and $8.7 million at September 30, 2024, June 30, 2024, and December 31, 2023, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at September 30, 2024, June 30, 2024, and December 31, 2023 (dollars in thousands):

	September 30, 2024	June 30, 2024	December 31, 2023
Held-for-investment
Real estate loans:
Multifamily	$2,259	$168	$740
Commercial	5,689	1,557	1,010
One-to-four family residential	2,286	1,769	3,339
Home equity and lines of credit	1,369	786	817
Commercial and industrial loans	4,450	1,977	2,767
Other loans	4	8	10
Total delinquent accruing loans held-for-investment	$16,057	$6,265	$8,683

The increase in multifamily delinquent loans was primarily due to two relationships totaling $1.5 million that became current subsequent to September 30, 2024. The increase in commercial real estate delinquent loans was primarily due to two participation loans totaling $5.6 million that matured and the lead bank is in the process of extending their maturity and should become current in the fourth quarter of 2024. The increase in commercial and industrial delinquent loans from December 31, 2023, was primarily due to two loans to one borrower totaling $1.5 million which we expect to become current in the fourth quarter of 2024, and, to a lesser extent, an increase in delinquencies in unsecured small business loans.

Subsequent to the quarter end, $1.1 million of home equity and lines of credit loans, $1.5 million of one-to-four family residential loans, and $1.5 million of commercial and industrial loans became current.

PCD Loans (Held-for-Investment)

The Company accounts for PCD loans at estimated fair value using discounted expected future cash flows deemed to be collectible on the date acquired. Based on its detailed review of PCD loans and experience in loan workouts, management believes it has a reasonable expectation about the amount and timing of future cash flows and accordingly has classified PCD loans ($9.3 million at September 30, 2024 and $9.9 million at December 31, 2023, respectively) as accruing, even though they may be contractually past due. At September 30, 2024, 2.1% of PCD loans were past due 30 to 89 days, and 24.6% were past due 90 days or more, as compared to 2.9% and 27.1%, respectively, at December 31, 2023.

Our multifamily loan portfolio at September 30, 2024 totaled $2.64 billion, or 65% of our total loan portfolio, of which $447.5 million, or 11%, included loans collateralized by properties in New York with units subject to some percentage of rent regulation. The table below sets forth details about our multifamily loan portfolio in New York (dollars in thousands).

% Rent Regulated	Balance	% Portfolio Total NY Multifamily Portfolio	Average Balance	Largest Loan	LTV*	Debt Service Coverage Ratio (DSCR)*	30-89 Days Delinquent	Non-Accrual	Special Mention	Substandard
0	$286,728	39.1%	$1,166	$16,603	51.0%	1.57x	$1,709	$534	$782	$874
>0-10	4,745	0.7	1,582	2,128	51.4	1.46	—	—	—	—
>10-20	18,681	2.5	1,437	2,865	49.2	1.59	—	—	—	—
>20-30	19,585	2.7	2,176	5,512	54.1	1.64	—	—	—	—
>30-40	15,183	2.1	1,265	3,088	48.3	1.63	—	—	—	—
>40-50	22,208	3.0	1,306	2,740	48.2	1.84	—	—	—	—
>50-60	9,452	1.3	1,575	2,341	39.9	2.03	—	—	—	—
>60-70	19,201	2.6	3,200	11,339	53.0	1.46	—	—	—	—
>70-80	22,405	3.1	2,489	4,914	48.0	1.53	—	—	—	—
>80-90	20,820	2.8	1,157	3,148	46.6	1.71	—	—	—	—
>90-100	295,256	40.1	1,779	16,909	52.6	1.65	—	2,117	1,204	4,482
Total	$734,264	100.0%	$1,454	$16,909	51.2%	1.62x	$1,709	$2,651	$1,986	$5,356
The table below sets forth our New York rent-regulated loans by county (dollars in thousands).

County	Balance	LTV*	DSCR*
Bronx	$118,400	51.7%	1.64x
Kings	191,745	51.5%	1.66
Nassau	2,176	36.2%	1.88
New York	49,871	47.3%	1.64
Queens	38,864	44.3%	1.81
Richmond	28,790	60.6%	1.64
Westchester	17,689	61.8%	1.37
Total	$447,535	51.4%	1.65x

* Weighted Average
None of the loans that are rent-regulated in New York are interest only. During the remainder of 2024, one loan with an aggregate principal balance of $1.8 million will re-price.

About Northfield Bank

Northfield Bank, founded in 1887, operates 38 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, changes in liquidity, the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, competition among depository and other financial institutions, including with respect to fees and interest rates, changes in laws or government regulations or policies affecting financial institutions, including changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, changes in asset quality, prepayment speeds, charge-offs and/or credit loss provisions, our ability to access cost-effective funding, changes in the value of our goodwill or other intangible assets, changes in regulatory fees, assessments and capital requirements, inflation and changes in the interest rate environment that reduce our margins, reduce the fair value of financial instruments or reduce our ability to originate loans, cyber security and fraud risks against our information technology and those of our third-party providers and vendors, the effects of war, conflict, and acts of terrorism, our ability to successfully integrate acquired entities, adverse changes in the securities markets, and the effects of the COVID-19 pandemic. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

				At or For the
	At or For the Three Months Ended			Nine Months Ended
	September 30,		June 30	September 30,
	2024	2023	2024	2024	2023
Selected Financial Ratios:
Performance Ratios (1)
Return on assets (ratio of net income to average total assets)	0.46%	0.59%	0.41%	0.43%	0.71%
Return on equity (ratio of net income to average equity)	3.74	4.74	3.45	3.59	5.69
Average equity to average total assets	12.24	12.49	12.00	12.09	12.44
Interest rate spread	1.42	1.69	1.44	1.42	1.91
Net interest margin	2.08	2.25	2.09	2.07	2.41
Efficiency ratio (2)	64.07	64.65	72.89	69.44	60.06
Non-interest expense to average total assets	1.43	1.49	1.60	1.53	1.50
Non-interest expense to average total interest-earning assets	1.50	1.56	1.68	1.60	1.57
Average interest-earning assets to average interest-bearing liabilities	128.75	132.21	128.47	128.63	133.66
Asset Quality Ratios:
Non-performing assets to total assets	0.53	0.19	0.30	0.53	0.19
Non-performing loans (3) to total loans (4)	0.75	0.24	0.42	0.75	0.24
Allowance for credit losses to non-performing loans	115.67	378.67	200.96	115.67	378.67
Allowance for credit losses to total loans held-for-investment, net (5)	0.87	0.91	0.85	0.87	0.91

(1)Annualized where appropriate.
(2)The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3)Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCD loans), and are included in total loans held-for-investment, net.
(4)Includes originated loans held-for-investment, PCD loans, acquired loans and loans held-for-sale.
(5)Includes originated loans held-for-investment, PCD loans, and acquired loans.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	September 30, 2024	June 30, 2024	December 31, 2023
ASSETS:
Cash and due from banks	$14,193	$14,575	$13,889
Interest-bearing deposits in other financial institutions	218,733	138,914	215,617
Total cash and cash equivalents	232,926	153,489	229,506
Trading securities	13,759	12,939	12,549
Debt securities available-for-sale, at estimated fair value	1,063,486	1,119,439	795,464
Debt securities held-to-maturity, at amortized cost	9,681	9,749	9,866
Equity securities	10,699	13,964	10,629
Loans held-for-sale	4,897	—	—
Loans held-for-investment, net	4,059,106	4,091,220	4,203,654
Allowance for credit losses	(35,197)	(34,780)	(37,535)
Net loans held-for-investment	4,023,909	4,056,440	4,166,119
Accrued interest receivable	19,299	19,343	18,491
Bank-owned life insurance	174,482	173,483	171,543
Federal Home Loan Bank of New York stock, at cost	37,269	41,785	39,667
Operating lease right-of-use assets	28,943	29,305	30,202
Premises and equipment, net	22,973	23,628	24,771
Goodwill	41,012	41,012	41,012
Other assets	47,516	51,785	48,577
Total assets	$5,730,851	$5,746,361	$5,598,396

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$3,875,569	$3,798,474	$3,878,435
Securities sold under agreements to repurchase	—	—	25,000
Federal Home Loan Bank advances and other borrowings	990,871	1,089,727	834,272
Subordinated debentures, net of issuance costs	61,386	61,331	61,219
Lease liabilities	33,529	34,035	35,205
Advance payments by borrowers for taxes and insurance	22,492	26,113	25,102
Accrued expenses and other liabilities	47,440	43,657	39,718
Total liabilities	5,031,287	5,053,337	4,898,951

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	699,564	693,024	699,445
Total liabilities and stockholders’ equity	$5,730,851	$5,746,361	$5,598,396

Total shares outstanding	42,904,342	43,466,961	44,524,929
Tangible book value per share (1)	$15.35	$15.00	$14.78

(1)    Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $90, $111, and $154 at September 30, 2024, June 30, 2024, and December 31, 2023, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,		June 30,	September 30,
	2024	2023	2024	2024	2023
Interest income:
Loans	$46,016	$46,213	$45,967	$138,030	$135,220
Mortgage-backed securities	8,493	3,664	7,355	20,246	11,170
Other securities	2,684	1,095	3,506	10,031	3,593
Federal Home Loan Bank of New York dividends	914	933	935	2,819	2,125
Deposits in other financial institutions	1,211	831	2,457	7,060	2,225
Total interest income	59,318	52,736	60,220	178,186	154,333
Interest expense:
Deposits	20,304	13,614	20,664	60,241	31,918
Borrowings	9,949	8,593	10,041	30,653	24,182
Subordinated debt	836	837	828	2,492	2,484
Total interest expense	31,089	23,044	31,533	93,386	58,584
Net interest income	28,229	29,692	28,687	84,800	95,749
Provision/(benefit) for credit losses	2,542	188	(618)	2,339	1,082
Net interest income after (benefit)/provision for credit losses	25,687	29,504	29,305	82,461	94,667
Non-interest income:
Fees and service charges for customer services	1,611	1,317	1,570	4,796	4,006
Income on bank-owned life insurance	999	920	976	2,939	2,679
(Losses)/gains on available-for-sale debt securities, net	(7)	—	1	(6)	(17)
Gains/(losses) on trading securities, net	710	(295)	188	1,597	723
Gain on sale of loans	—	99	51	51	134
Other	265	80	73	441	744
Total non-interest income	3,578	2,121	2,859	9,818	8,269
Non-interest expense:
Compensation and employee benefits	11,424	10,920	13,388	37,577	34,310
Occupancy	3,030	3,416	3,222	9,805	10,032
Furniture and equipment	450	479	477	1,411	1,393
Data processing	1,780	1,994	2,177	6,104	6,308
Professional fees	943	883	681	2,433	2,622
Advertising	282	414	482	1,282	1,834
Federal Deposit Insurance Corporation insurance	626	591	649	1,863	1,763
Credit loss expense/(benefit) for off-balance sheet exposures	151	160	103	337	(390)
Other	1,692	1,710	1,814	4,891	4,598
Total non-interest expense	20,378	20,567	22,993	65,703	62,470
Income before income tax expense	8,887	11,058	9,171	26,576	40,466
Income tax expense	2,364	2,877	3,214	7,882	11,019
Net income	$6,523	$8,181	$5,957	$18,694	$29,447
Net income per common share:
Basic	$0.16	$0.19	$0.14	$0.45	$0.67
Diluted	$0.16	$0.19	$0.14	$0.45	$0.67
Basic average shares outstanding	41,028,213	42,866,246	41,999,541	41,794,149	43,848,873
Diluted average shares outstanding	41,088,637	42,918,174	42,002,650	41,829,230	43,927,350

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$4,079,974	$46,016	4.49%	$4,128,105	$45,967	4.48%	$4,252,752	$46,213	4.31%
Mortgage-backed securities (3)	901,042	8,493	3.75	824,498	7,355	3.59	660,753	3,664	2.20
Other securities (3)	273,312	2,684	3.91	333,855	3,506	4.22	209,341	1,095	2.08
Federal Home Loan Bank of New York stock	38,044	914	9.56	38,707	935	9.72	41,278	933	8.97
Interest-earning deposits in financial institutions	99,837	1,211	4.83	191,470	2,457	5.16	73,005	831	4.52
Total interest-earning assets	5,392,209	59,318	4.38	5,516,635	60,220	4.39	5,237,129	52,736	4.00
Non-interest-earning assets	275,342			265,702			248,315
Total assets	$5,667,551			$5,782,337			$5,485,444

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,417,725	$12,717	2.09%	$2,490,372	$13,183	2.13%	$2,408,218	$8,865	1.46%
Certificates of deposit	700,763	7,587	4.31	701,272	7,481	4.29	551,904	4,749	3.41
Total interest-bearing deposits	3,118,488	20,304	2.59	3,191,644	20,664	2.60	2,960,122	13,614	1.82
Borrowed funds	1,008,338	9,949	3.93	1,041,035	10,041	3.88	939,922	8,593	3.63
Subordinated debt	61,350	836	5.42	61,294	828	5.43	61,127	837	5.43
Total interest-bearing liabilities	4,188,176	31,089	2.95	4,293,973	31,533	2.95	3,961,171	23,044	2.31
Non-interest bearing deposits	683,283			691,384			739,266
Accrued expenses and other liabilities	102,233			103,082			100,103
Total liabilities	4,973,692			5,088,439			4,800,540
Stockholders' equity	693,859			693,898			684,904
Total liabilities and stockholders' equity	$5,667,551			$5,782,337			$5,485,444

Net interest income		$28,229			$28,687			$29,692
Net interest rate spread (4)			1.42%			1.44%			1.69%
Net interest-earning assets (5)	$1,204,033			$1,222,662			$1,275,958
Net interest margin (6)			2.08%			2.09%			2.25%
Average interest-earning assets to interest-bearing liabilities			128.75%			128.47%			132.21%

(1)Average yields and rates are annualized.
(2)Includes non-accruing loans.
(3)Securities available-for-sale and other securities are reported at amortized cost.
(4)Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Nine Months Ended
	September 30, 2024			September 30, 2023
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$4,127,409	$138,030	4.47%	$4,260,827	$135,220	4.24%
Mortgage-backed securities (3)	791,850	20,246	3.42	703,320	11,170	2.12
Other securities (3)	332,831	10,031	4.03	241,280	3,593	1.99
Federal Home Loan Bank of New York stock	38,781	2,819	9.71	41,093	2,125	6.91
Interest-earning deposits in financial institutions	184,420	7,060	5.11	72,683	2,225	4.09
Total interest-earning assets	5,475,291	178,186	4.35	5,319,203	154,333	3.88
Non-interest-earning assets	269,180			244,319
Total assets	$5,744,471			$5,563,522

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,457,320	$38,231	2.08%	$2,443,400	$19,194	1.05%
Certificates of deposit	685,510	22,010	4.29	572,283	12,724	2.97
Total interest-bearing deposits	3,142,830	60,241	2.56	3,015,683	31,918	1.42
Borrowed funds	1,052,589	30,653	3.89	902,802	24,182	3.58
Subordinated debt	61,294	2,492	5.43	61,164	2,484	5.43
Total interest-bearing liabilities	$4,256,713	93,386	2.93	$3,979,649	58,584	1.97
Non-interest bearing deposits	691,406			788,991
Accrued expenses and other liabilities	101,639			102,765
Total liabilities	5,049,758			4,871,405
Stockholders' equity	694,713			692,117
Total liabilities and stockholders' equity	$5,744,471			$5,563,522

Net interest income		$84,800			$95,749
Net interest rate spread (4)			1.42%			1.91%
Net interest-earning assets (5)	$1,218,578			$1,339,554
Net interest margin (6)			2.07%			2.41%
Average interest-earning assets to interest-bearing liabilities			128.63%			133.66%

(1)    Average yields and rates are annualized.
(2)     Includes non-accruing loans.
(3)     Securities available-for-sale and other securities are reported at amortized cost.
(4)     Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)     Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)    Net interest margin represents net interest income divided by average total interest-earning assets.